Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of the three parking garage properties called 1 West 7th Street Property, 222 West 7th Street Property and 322 Streeter Property (the “Properties”) of our report dated November 8, 2021 relating to the financial statements of the Properties , which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
New York, New York
September 29, 2022